Exhibit 4.111

Cooperative Agreement for Mobile Phone Reading

Content

Agreement	No.:

Date for Signature:

This Agreement is entered into by and between the following parties:

Party A: China Mobile Group Zhejiang Co., Ltd.

Legal Representative:

Mailing Address: No.288, Huan Cheng North Road, Hangzhou City, Zhejiang Province

Zip Code: 310006

Tel:

Party B: Nanjing Popular Net Books Culture Co., Ltd.

Legal Representative: Lin Hu

Mailing Address: A1 & A2, 15/F, No.18, Zhongshan East Road, Baixia District, Nanjing

Zip Code: 210005

Tel.: 025-66670823

Upon friendly consultation on the basis of equality and mutual benefit, the Parties hereto have reached a consensus in connection with Party B authorizing Party A to use certain copyrighted works to which Party B holds legitimate rights and Party B enjoying corresponding right to earnings arising therefrom. In order to standardize the rights and obligations of the Parties during such cooperation, the Parties have entered into this Agreement.

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF COOPERATION

Mobile Phone Reading Business refers to Party A's own value-added business which provides users with e-books (including but not limited to such works as books, magazines and comics) by using mobile phones, mobile e-books and other similar equipment as the terminals, and through the networks of mobile communications and the Internet (wired and wireless). Users may access to and use the e-books in the Mobile Phone Reading Business by means of reading online, storing to the personal book shelf at the mobile phone reading platform, or downloading to the terminal and then reading offline.

As the base of mobile phone reading products of China Mobile, Party A is responsible for operating the Mobile Phone Reading Business and for introducing the contents and copyrights of the works under the delegation of China Mobile Communications Group and China Mobile Communication Co., Ltd.

Party B voluntarily engages in the Mobile Phone Reading Business, and becomes a CP (content provider) for Party A’s mobile phone reading base, and will license the copyrights and relevant rights to Party A in accordance with the terms and conditions of this Agreement; Party B has full knowledge and understands all terms and conditions of this Agreement, and shall comply with and agrees to be bound by the relevant laws and regulations of the People's Republic of China.

During the course of cooperation, each Party shall comply with this Agreement and actively cooperate with the other Party.

ARTICLE 2 CONTENT OF AUTHORIZATION

1. Party B hereby agrees that it will grant Party A the information network dissemination right of the works (including the cover images thereof, same as hereinafter) listed in the letter of authorization in accordance with the terms and conditions of this Agreement. The “information network dissemination right” referred to herein shall include the rights to produce, reproduce, publish, distribute, disseminate and sell through the mobile communications network and the Internet (whether wired or wireless, same as hereinafter).

While providing the licensed works to Party A, Party B shall also convert the licensed works (including the cover images thereof) into e-books according to the e-book format of the Mobile Phone Reading Business through the offline conversion tool available at the mobile phone reading platform, and then upload the e-books to the mobile phone reading platform.

Party B hereby agrees that, to exercise the information network dissemination right mentioned above, Party A may digitize or cause to digitize the works provided by Party B, and make them into the e-books in various formats (“Right to Make E-books”).

2. Party B hereby agrees that Party A may sub-license the aforesaid right to make e-books and the information network dissemination right to China Mobile Communications Group and China Mobile Communications Co., Ltd.

3. After this Agreement is duly executed, Party B shall continuously provide the licensed works to Party A. The detailed list of works will be set forth in the applicable letter of authorization, which shall be attached hereto as an appendix. The terms and conditions of this Agreement shall apply to the letters of authorization subsequently issued by Party B.

4. The nature of the license granted by Party B to Party A hereunder is specified in the applicable letter of authorization. In case of an exclusive license, Party A may solely and exclusively use the works licensed by Party B.

5. The territory of the license granted by Party B to Party A hereunder is worldwide.

6. The term of the license granted by Party B to Party A hereunder is specified in the applicable letter of authorization, but it shall not be less than 24 months.

ARTICLE 3 RIGHTS AND OBLIGATIONS OF PARTY A

1. During the term of this Agreement, Party A may make the e-books based on the works licensed by Party B within the scope of license and reproduce, distribute, publish, disseminate and sell them through the mobile communication network and the Internet, including but not limited to making available the works through the Mobile Phone Reading Business to the users for reading, storage and downloading. Party A may grants a sub-license to China Mobile Communications Group and China Mobile Communications Co., Ltd., so that they may make the e-books, and reproduce, distribute, publish, disseminate and sell them through the mobile communication network and the Internet.

2. Party A shall exercise the rights mentioned above within the scope of license specified in this Agreement and the applicable letter of authorization.

3. Party A shall provide the relevant technical support and maintenance services for the Mobile Phone Reading Business.

4. Party A may supervise, manage and operate the works provided by Party B at the mobile phone reading platform. Party A may refuse to post any work or content provided by Party B which does not comply with any state law, regulation or policy or Party A considers inappropriate; provided, however, any of the activities mentioned above shall not be deemed as Party A's endorsement, guarantee or warranty of any work or content provided by Party B. Party B shall be fully responsible for the works or contents provided by it hereunder. If any work or content provided by Party B is inappropriate or has any copyright defect, Party A may claim legal liabilities and loss against Party B.

5. Party A will regularly provide Party B with the information about the account settlement of Party B's all works according to the settlement rules, and pay the earnings to Party B in accordance with this Agreement.

6. Party A may determine the price and the forms of marketing, packing, promotion and sale of the works as per the market needs, and Party B may give pricing recommendation to Party A according to the market value of the works.

7. During the term of cooperation and for the purpose of advertising and promotion, Party B hereby grants Party A a free license to use Party B's corporate name (trade name), trademark, LOGO, visual identity (VI) and other brands, fragment of works (no more than 30% of the original works), name of work, illustration of works, page of works and cover of works, within the scope of licensed business.

8. During the term of cooperation, if the term of the copyright license for any of Party B's works expires and Party B does not renew the license thereafter, Party A shall take down the relevant work from the shelf upon expiration of the term; however, in order to protect the rights and interests of consumers, with respect to any work subscribed by any user, Party A may retain such work in the personal shelf of the user on the mobile phone reading platform.

9. If this Agreement is not renewed upon expiration or terminated in advance, Party A may continue to use the works licensed by Party B till the term of license expires. With respect to any work subscribed by any user, Party A may retain such work in the personal shelf of the user on the mobile phone reading platform after the term of license expires.

10. If there is any dispute over the copyright of any work between Party B and the copyright holder and thus Party A has to take down the work from the shelf, Party A shall give full cooperation. However, in order to protect the rights and interests of consumers, with respect to any work subscribed by any user, Party A may retain such work in the personal shelf of the user on the mobile phone reading platform. All liabilities resulting therefrom and all damages and losses suffered by Party A due to such event shall be borne by Party B.

11. In order to protect Party A's information network dissemination right in the works against any infringement, Party A may take such technical measures as digital copyright protection technology for the works licensed by Party B. With respect to the works which Party B grants an exclusive license to Party A, if any third party infringes Party A's exclusive right, Party A may make a claim in its own name or request Party B to take joint actions. In that case, Party B shall give full cooperation and promptly execute and deliver the letter of authorization, litigation documents and other relevant materials as required by Party A.

12. In order to promote and ensure the normal business operations, Party A may establish certain management policies within the scope of the cooperation in the Mobile Phone Reading Business. If Party A amends any daily management policy, it shall promptly notify Party B of such amendment.

ARTICLE 4 RIGHTS AND OBLIGATIONS OF PARTY B

1. Party B hereby warrants that it owns the information network dissemination right in the works provided by Party B hereunder (if Party B uses any work of which a third party owns the copyright, Party B shall have obtained a license to the information network dissemination right from the third party), and the sub-license thereof; that it has full power and authority to license Party A to use the licensed works in the forms specified herein; and that Party A may sub-license China Mobile Communications Group and China Mobile Communications Co., Ltd. to use the licensed works in the forms specified herein.

2. Party B hereby undertakes that all works (including cover images thereof) it provided hereunder will not infringe any copyright or any other legitimate right of any third party. If any third party makes a claim against Party A and/or China Mobile Communications Group and/or China Mobile Communications Co., Ltd. alleging that use of any of Party B's works (including cover images thereof) by Party A and/or China Mobile Communications Group and/or China Mobile Communications Co., Ltd. infringes its copyright or any other lawful right, Party B shall at its own costs settle the claim and indemnify Party A and/or China Mobile Communications Group and/or China Mobile Communications Co., Ltd. against all damages and losses resulting therefrom.

3. Party B hereby warrants that all works (including cover images thereof) provided hereunder comply with the applicable laws, regulations and national policies, and do not contain any content prohibited by Article 57 of the Telecommunications Regulations.

4. If any work (including cover image thereof) provided by Party B hereunder has any defect of right or contains any unlawful content, Party B shall indemnify Party A against all damages and losses resulting therefrom. In that case, Party A may unilaterally terminate the cooperation between both Parties or any part thereof, and take down all or part of Party B's works from the shelf, and Party B shall indemnify Party A against all damages and losses resulting therefrom. With respect to the works which Party A is granted an exclusive license, Party B shall not otherwise license such works to any third party; otherwise, Party B shall be subject to the liabilities for breach of contract and indemnify Party A against all damages and losses resulting therefrom. In that case, Party A may unilaterally terminate the cooperation between both Parties or any part thereof, and take down all or part of Party B's works from the shelf, and Party B shall indemnify Party A against all damages and losses resulting therefrom.

5. Party B may use such functions as uploading and edition relating to Party B's works on the mobile phone reading platform according to Party A's standards. Party B may give certain advices regarding the functions of the mobile phone reading platform operated by Party A.

6. Party B shall use the mobile phone reading business management platform of China Mobile provided by Party A within the scope of authorization given by Party A, and shall protect all intellectual property rights of the platform and the software thereof.

7. Party B may receive the earnings in accordance with this Agreement. The details about the distribution of earnings are set forth in Article 7 hereof.

8. As the content provider for the mobile phone reading platform, Party B shall provide the content and relevant information of the works according to Party A's requirements, including but not limited to the copyright licensing documents and the letters of authorization relating to the works. Party B shall submit the documents mentioned above to Party A's designated persons for review, and the copyright licensing documents and the letters of authorization shall be confirmed by Party B with its signature and seal. The letters of authorization and the copyright licensing documents shall be attached hereto as the appendices, and shall have the equal legal force as this Agreement. Party A's review as mentioned above will not release or reduce any liability of Party B.

9. Party B shall strictly manage the account name and password given by Party A to access the mobile phone reading platform. If the account name or password is lost or stolen, Party B shall immediately notify Party A. Party B shall be fully responsible for all actions relating to use of the account name and password.

10. Party B may recommend the price and promotion of the works provided hereunder.

11. Party B shall promptly update the relevant contents and give effective responses as per the needs of the Mobile Phone Reading Business and according to Party A's requirements, and cooperate with Party A to manage the business.

12. In order to protect the rights of the users who have subscribed the works, Party B shall authorize Party A to retain such works in the personal space (i.e. personal book shelf) opened for the users on the mobile phone reading platform upon expiration of the term of license in respect of the relevant works or upon termination of this agreement.

13. Party B shall utilize its own resources to promote the mobile phone reading platform to users and use the effective market channels to carry out the advertising activities, so as to cooperate with Party A in marketing and promotional activities. Without the written consent of Party A, Party B shall not use SMS, MMS, wap push or other group sending means to directly promote the Mobile Phone Reading Business and the content of relevant works to the uses.

14. Party B shall attach and display the brand and mark of China Mobile's mobile phone reading products, LOGO of the mobile phone reading website and other marks in the promotional and advertising materials upon request and authorization of Party A, when Party B is making the marketing plan, advertisements on the public media, publicizing the relevant information and carrying out other advertising and promotional activities relating to the licensed works.

15. Without the written consent of Party A, Party B shall not use any brand name or LOGO of China Mobile's mobile phone reading products, or the brand LOGO or words of “China Mobile”, or the name of Party A's company or its affiliate, or the mobile phone reading base.

16. In order to promote and ensure the normal business operations, within the scope of the cooperation in the Mobile Phone Reading Business, Party B shall carry out cooperation according to the applicable daily management policies established by Party A.

17. Email address of Party B's contact: [cmccread@kongzhong.com]. Party B agrees to contact and communicate with Party A through this email address.

ARTICLE 5 SINGLE-BOOK MINIMUM GUARANTEE

1. The “single-book minimum guarantee” is a new cooperation mode launched by Party A to introduce the quality book resources and promote the benefits of both parties in cooperation. The “single-book minimum guarantee” shall specifically apply to the quality books satisfying Party A's requirements.

2. Party A may at its own discretion decide whether or not the “single-book minimum guarantee” applies to certain quality books posted by Party B on the mobile phone reading platform.

3. Rules of Minimum Guarantee:

3.1 Party A will set an amount of minimum guarantee for the specific book published at certain level and Party B make a declaration as per its book resources.

3.2 Party A will assess the books declared by Party B, and will at its own discretion finally determine the criteria and amount of single-book minimum guarantee, in accordance with the latest single-book minimum guarantee policy it has informed Party B.

3.3 The term of the single-book minimum guarantee for any book shall be two years as of the date when the book is uploaded to China Mobile's mobile phone reading platform; in case of any change, it shall be otherwise negotiated by both Parties, and subject to the minimum guarantee form finally confirmed by both Parties.

3.4 After the assessment is completed, Party A shall promptly send an email containing the finally confirmed minimum guarantee form (including list of books covered by the minimum guarantee, amount and term of the minimum guarantee) to the email address of Party B's designated contact. Party B shall make a written confirmation within 7 days if there is no objection; if Party B fails to make a confirmation within the said period, it shall be deemed that Party B does not have objection. In case of any change relating to Party B's contact, Party B shall promptly inform Party A.

3.5 The single-book minimum guarantee policy published by Party A shall apply. Party A may adjust or abolish such policy, and such adjustment or abolishment shall become effective when Party B receives the notice.

ARTICLE 6 CONFIDENTIALITY

1. Confidential information refers to any information or material regarding the disclosing party (including but not limited to the disclosing party's subsidiaries, parent company and subsidiaries of the parent company), which is known by the receiving party during the consultation, negotiation, execution and performance of this Agreement between both Parties, and is owned, possessed or controlled by the disclosing party and certain confidential measures have been taken by the disclosing party therefor, excluding: (a) information lawfully acquired by the receiving party on or before the disclosure of such information by the disclosing party, if it is proved by the receiving party with sufficient evidence; (b) information becomes publicly known on or after the disclosure of such information by the disclosing party, without any fault of the receiving party; and (c) information independently developed by the receiving party without access to any confidential information of the disclosing party, if it is proved by the receiving party with sufficient evidence.

2. Each Party shall keep confidentiality of the content of this Agreement and all trade secrets of the other Party received during the performance of this Agreement, including the business information, sales data and technical plans of the other Party. Without the written and specific authorization of the other Party or the requirement of any applicable law, the party receiving the trade secrets of the other party shall not use or permit to use such information without authorization, or disclose such information to others, or otherwise abuse such information. If the receiving party violates this provision, it shall indemnify the other party against all damages and losses resulting therefrom.

3. Each Party may only use the technical or business information received from the other Party (including but not limited to the provisions and appendices of this Agreement, other paper documents, emails and oral explanations) for the performance of its obligations hereunder; without the prior written approval of the other Party, it shall not disclose such information to any other company or individual in whatever forms or otherwise use such information, unless the disclosure of such information is required by any applicable law.

4. Each Party may only disclose to its designated employees the confidential information provided or disclosed by the other party solely for the performance of this Agreement and to the extent required for the performance of this Agreement; provided, however, each Party may not disclose any confidential information to its employees before it takes all reasonable protective measures, including but not limited to informing such employees of the confidential nature of the information to be disclosed and procuring such employees to make a confidentiality undertaking at least in the same strictness as the confidentiality obligation hereunder, so as to prevent such employees from using the confidential information for their own benefits or making any unauthorized disclosure to any third party.

5. Where any counsel or accountant of either Party needs to know any confidential information for provision of professional assistance, the Party may disclose the confidential information to such person, provided that it shall cause such person to sign a confidentiality agreement or procure such person to perform the confidentiality obligation in accordance with the relevant professional ethics.

6. Where either Party has to disclose any confidential information as required by any competent government authority or regulatory authority, the Party may do so to the extent required by such government authority or regulatory authority, without any liability hereunder; provided, however, the Party shall immediately (and no later than the disclosure of such information, if possible and practical) give a written notice to the other Party about the information to be disclosed, so that the other Party may take all necessary protective measures, and the other Party shall use its commercially reasonable efforts to ensure such disclosed confidential information is treated confidentially by the government authority or regulatory authority.

7. At all events the confidentiality obligation hereunder shall perpetually keep its full effect and force.

8. The confidentiality obligation hereunder shall not apply to any of the following information:

8.1 Information is or becomes generally known by the public when it is disclosed, or it becomes generally known by the public after it is disclosed, without any fault of the receiving party or its employee, counsel or any other person;

8.2 Information has been obtained by the receiving party at the time of disclosure, and such information is not directly or indirectly originated from the disclosing party, as it is proved with documentary evidence;

8.3 Information has been disclosed by any third party to the receiving party, and such third party is not subject to the confidentiality obligation and has the right to make such disclosure, as it is proved with documentary evidence.

9. Upon rescission or terminationof this Agreement, each Party shall immediately stop using and shall not permit any third party to use any confidential information of the other Party, and, upon written request of the other Party, each Party shall return the confidential information provided by the other Party, or delete or destroy such confidential information.

ARTICLE 7 FEE AND SETTLEMENT

1. Settlement of Earnings

(1) Settlement Rules

Both Parties agree to calculate and settle the earnings based on the information fees of Party B's works actually received from the mobile phone reading platform. For this purpose, the data collected from Party A's system shall prevail. For the works licensed by Party B to Party A, Party A shall pay [40%] of the earnings of actually received information fee to Party B as the royalties.

The “actually received information fee” refers to the content fee accrued from subscription of Party B's works by the users and actually paid to Party A, excluding the communication fee accrued from using Party A's network which shall belong to Party A.

(2) Settlement Method

Party A shall settle the earnings with Party B on a monthly basis. According to Party A's billing system, the monthly account settlement statement will be generated within two months after the transactions actually occur. Party A will issue an account settlement form to Party B within 10 days after the settlement statement is generated. If Party B has any dispute with the settlement form, it may request to Party A for checking the accounts within 5 days upon receiving the settlement form. If Party B does not have any dispute, it shall give a written confirmation within 5 days; failure to do so within the said period shall be deemed as confirmation. Party A shall make payment within 15 business days upon receiving an invoice from Party B. Issuance of an invoice by Party B shall be deemed as confirmation of the data of account settlement.

2. Account Settlement Relating to the Books Covered by Single-Book Minimum Guarantee

(1) With respect to the books covered by single-book minimum guarantee as defined in Article 5 hereof, during the term of the minimum guarantee, if the amount of the earnings calculated according to the settlement rules stipulated in Paragraph 1 of this Article 7 is less than the amount of minimum guarantee, Party A will only pay the amount of minimum guarantee to Party B, and will not pay the fee described in Paragraph 1 of this Article 7; if the amount of the earnings calculated according to the settlement rules stipulated in Paragraph 1 of this Article 7 exceeds the amount of minimum guarantee, the excess portion shall be distributed between both Parties according to the settlement rules stipulated in Paragraph 1 of this Article 7.

(2) The amount of single-book minimum guarantee shall be determined according to the minimum guarantee form issued by Party A. Party B shall issue an invoice according to Party A's minimum guarantee form and the amount of minimum guarantee, and Party A shall pay the amount of single-book minimum guarantee within 30 business days upon receiving Party B's invoice.

3. In accordance with the tax laws and regulations, the taxes of each Party incurred from the performance of this Agreement shall be borne by each Party respectively.

4. Information of Party B’s bank account:

Account Name: Nanjing Popular Net Books Culture Co., Ltd.

Bank: Agricultural Bank of China, Xinjiekou Sub-branch

Account No.: 03399113001040009336

If Party B intends to change any information about its bank account, it shall give a written notice to Party A at least ten (10) days in advance. All damages and losses suffered by both Parties resulting from Party B's failure to give a notice according to the preceding sentence shall be borne by Party B.

ARTICLE 8 TERM

1. The term of this Agreement shall be [2] years, as from [January 1, 2012]. The retrospective effect of this Agreement shall commence from the beginning date of cooperation between both Parties, and end on expiration of the term of this Agreement and fulfillment of all rights and obligations hereunder.

2. Prior to expiration of the term of this Agreement, both Parties may extend the term hereof by entering into a supplementary agreement through negotiation.

3. If both Parties reach an agreement in writing to terminate this Agreement during the term hereof, this Agreement shall automatically expire from the date of termination.

ARTICLE 9 FORCE MAJEURE

1. If either Party encounters any barrier or delay during the performance of its obligations hereunder, and is unable to perform its obligations or any part thereof in accordance with the provisions of this Agreement due to any event of force majeure, it shall not be deemed that the party affected by the force majeure (“Affected Party”) breaches this Agreement, provided that the following conditions are satisfied:

1.1 The Affected Party cannot perform its obligations hereunder or any part thereof directly due to the event of force majeure, and it has not delayed to perform its obligations before the occurrence of such event;

1.2 The Affected Party has taken its best efforts to perform its obligations and mitigate the damages and losses suffered by the other party due to such event;

1.3 The Affected Party has immediately notified the other party upon occurrence of such event, and provided the notarized instrument and written statement about the event within fifteen (15) days upon occurrence of the event, which shall include the reason of its delay to perform its obligations hereunder or any part thereof.

2. After the event of force majeure ends or is eliminated, the Affected Party shall resume its performance of this Agreement and promptly notify the other party. The Affected Party may extend the period for performance of its obligations hereunder equal to the period of delay actually caused by the event of force majeure.

3. If the influence of an event of force majeure persists for 30 days or more, both Parties shall negotiate the amendment to or termination of the Agreement as per the extent of such influence upon the performance of this Agreement. If both Parties cannot reach an agreement within ten (10) days after either Party gives a written request for negotiation, either Party may terminate this Agreement without liabilities for breach of contract.

ARTICLE 10 GOVERNING LAW AND DISPUTE SETTLEMENT

1. The formation, validity, interpretation, performance, execution, amendment and termination of this Agreement, as well as settlement of dispute shall be governed by the laws of the People’s Republic of China.

2. In case of any dispute or claim arising from or in connection with this Agreement, or relating to interpretation, breach, termination or validity of this Agreement, both Parties shall settle it through friendly negotiation. Such negotiation shall start immediately after either Party gives a written request to the other Party for negotiation.

3. In case of any dispute between both Parties arising from the content or performance of this Agreement, both Parties shall settle it through friendly negotiation. If no settlement can be reached through negotiation, either Party may file an action before the people’s court of competent jurisdiction where Party A resides.

4. During the course of litigation, all provisions of this Agreement (other than those involved in the dispute) shall remain full force and effect and shall still be performed by both Parties.

5. This Article 10 shall remain full force and effect even if this Agreement or any part hereof is or becomes invalid.

ARTICLE 11 UNDERTAKINGS AND WARRANTIES

1. Each Party hereby warrants to the other Party that it is an independent legal entity duly established, lawfully registered and validly existing, and has full power, authority and qualification to execute this Agreement. There is no legal barrier or material circumstance as of the date of this Agreement which adversely affects its ability to continuously and normally exist and perform this Agreement.

2. Each Party further warrants to the other Party that its authorized signatory has full capacity of civil action and has obtained the necessary written authorization for execution of this Agreement; there is no legal barrier to prevent the authorized signatory as its authorized representative from executing this Agreement; any and all activities of the authorized signatory relating to execution of this Agreement will be recognized by it; and there is no circumstance of unclear authorization or ultra vires, or any circumstance which would cause this Agreement or any part hereof to be invalid or voidable.

ARTICLE 12 MISCELLANEOUS

1. Any issue absent herein shall be settled by both Parties through friendly negotiations.

2. In case of any change to any national policy, both Parties will amend this Agreement accordingly.

3. This Agreement is made and executed in four originals, two for each Party and each being of equal legal effect.

Party A: China Mobile Group Zhejiang Co., Ltd.	Party B: Nanjing Popular Net Books Culture Co., Ltd.

(Seal)	(Seal)

Authorized Representative: (Signature)	Authorized Representative: (Signature)

Date of Signature: May 10, 2012	Date of Signature: March 19, 2012

Certificate No.:

LETTER OF AUTHORIZATION

We have the information network dissemination right in the following works and may grant a sub-license to such works. In order to promote the lawful use and dissemination of the works, we hereby grant China Mobile Group Zhejiang Co., Ltd. (“China Mobile Zhejiang”) a license to produce e-books based on the following books, to exercise the information network dissemination right and to sub-license such works. During the term of this license, China Mobile Zhejiang may produce the e-books based on the licensed works within the scope of license, and reproduce, publish, distribute, disseminate and sell them through the mobile communication network and the Internet (whether wired or wireless), and may sub-license the right to produce e-books and the information network dissemination right of the licensed works (including the right to reproduce, publish, distribute, disseminate and sell them through the mobile communication network and the Internet) to China Mobile Communications Group and China Mobile Communications Co., Ltd.

The term of license and other information regarding the specific works is set form in the List of Licensed Works attached hereto.

This Letter of Authorization is an attachment to the Cooperative Agreement for Mobile Phone Reading Content with [     ] signed by both Parties on the date of [       ].

This Letter of Authorization shall become effective from the date of issuance.

It is so authorized.

Authorizer: Nanjing Popular Net Books Culture Co., Ltd. (Seal)

Date of Signature:

Appendix: List of Licensed Works

	Name	Real Name				Website or Press of	Whether	License to	License to	Term of License (not less than two years)
No.	of Work	of the Author	Pseudonym	Whether published?	Form of Publication	Initial Publication	exclusively owned?	Wired Network	Wireless Network	Commencement Date	Expiry Date

Date of Completing This Form:							Completed by (Signature/Seal):
We (the authorizer) hereby warrant that the content of the List of Licensed Works in page [ ] to page [ ] herein is true and accurate.